Exhibit 99.1

FOR IMMEDIATE RELEASE

BEACON POWER ANNOUNCES FIRST QUARTER 2011 RESULTS

Tyngsboro, Mass. — May 10, 2011 — Beacon Power Corporation (NASDAQ: BCON), a leading provider of advanced products and services to support a more stable, reliable and efficient electricity grid, announced its financial results for the first quarter ended March 31, 2011.

Recent Company Highlights

•                  Commenced commercial operation at its Stephentown, New York, frequency regulation plant in January, and successfully integrated, operated and earned revenue from up to 14 megawatts (MW) of capacity (140 flywheels) during the first quarter of 2011.

•                  Shipped and installed all 200 flywheels at the Stephentown facility and expects to have all 20 MW online during the second quarter of 2011.

•                  Increased revenue from $235,000 in the first quarter of 2010 to $446,000 in the first quarter of 2011, an increase of 89%.  During the same periods, gross margin increased from 27% to 47%.

•                  Signed a lease agreement with NorthWestern Energy for a 1 MW Smart Energy Matrix flywheel system that will operate in conjunction with a gas-fired regulation plant recently commissioned in Montana. The system is expected to be operational by the end of 2011.

•                  The Federal Energy Regulatory Commission (FERC) issued a Notice of Proposed Rulemaking in February to require each of the grid operators under its jurisdiction to structure their regulation market tariffs to provide pay-for-performance — a market rule change from which Beacon stands to benefit significantly.

Summary of Financial Results

For the first quarter of 2011, Beacon Power reported revenue of $446,000, as compared to revenue of $235,000 for the same quarter in 2010, an increase of 89%. Average gross margin on frequency regulation services during the first quarter of 2011 was 47%, compared to 27% during the same period in 2010. This improvement was primarily driven by higher margins in Stephentown as compared to those earned in Tyngsboro. Net loss from operations was $4.9 million in the first quarter of 2011, as compared to a net loss from operations of $5.5 million in the same quarter of 2010. In the first quarter of 2011, we recorded a non-cash charge of $6.5 million related to the extinguishment of debt which, along with net interest and other expenses, resulted in a net loss for the quarter of $11.7 million, or $(0.49) per share. This compares to a net loss of $5.5 million, or $(0.32) per share, in the first quarter of 2010. Without this non-cash charge, our net loss for the quarter would have been approximately $5.2 million. These results have been restated to reflect the 1-for-10 reverse stock split effective February 25, 2011.

Revenue and Gross Margin

Revenue increased by $210,000, or 89%, in the first quarter of 2011 as compared to 2010.  Frequency regulation revenue was $269,000 and $143,000, respectively, in 2011 and 2010, representing an increase of $126,000 or 88%.

Beacon’s Stephentown plant began earning revenue in late January 2011, ramping from 1 MW on January 18, 2011, to 14 MW in March 2011.  All 200 flywheels have been manufactured, shipped and installed in Stephentown and are expected to be online during the second quarter of 2011.  Beacon is operating the facility at an average capacity of 10 MW during the second quarter as adjustments required as part of its commissioning process are completed.

Frequency regulation revenue from the ISO-NE pilot program was lower during the first quarter of 2011 than during the equivalent period in 2010, due to the Company’s transfer of 2 of the 3 MW of capacity from the ISO-NE pilot program to its Stephentown site.

Contract revenue of $164,000 during the first quarter 2011 was earned primarily from the ARPA-E contract, whereas contract revenue of $79,000 during the first quarter 2010 related primarily to the Tehachapi contract (which is now substantially complete), and the Pacific Northwest National Laboratory contract, which was completed in 2010.

Beacon’s average gross margin on frequency regulation services during the first quarter of 2011 was 47%, compared to 27% during the same period in 2010. This improvement was primarily driven by higher margins in Stephentown as compared to those earned in Tyngsboro.  Approximately 70% of Beacon’s cost of energy in Tyngsboro represents retail transmission and distribution charges billed by the local service provider.  Because its New York facility is connected to the grid at transmission level, Beacon does not incur T&D charges at that facility. The Company expects the margins in Stephentown to improve as the plant reaches full capacity.

Operating Expenses

For the first quarter ended March 31, 2011, Beacon’s operations and maintenance expenses decreased by $343,000, or 36%, compared to the equivalent period in 2010.  The decrease was due primarily to higher absorption of overhead related to the construction of our Stephentown plant. Research and development expenses decreased by $843,000, or 41%, in comparison to the equivalent period in 2010, due primarily to decreased spending for R&D material along with an increase in overhead absorption. Selling, general and administrative expenses increased by $487,000 for the first quarter of 2011 compared to the first quarter of 2010. This increase is primarily related to expanded marketing efforts, commissions related to preferred stock warrant exercises, and legal and professional fees. Total operating expenses for the three months ended March 31, 2011, were $5.1 million, compared to $5.5 million for the same period in 2010.

Cash and Liquidity

As of March 31, 2011, the Company had $5.5 million in cash and cash equivalents as compared to $10.9 million at December 31, 2010.  Working capital as of March 31, 2011 was ($10.0) million. In addition to the cash on hand, Beacon has approximately $3.4 million of restricted cash as of March 31, 2011. Working capital is negative in part due to the accounting treatment required for the preferred stock, preferred warrant and common stock liabilities that were issued in December 2010, which required the Company to record these instruments as liabilities at fair value.  However, Beacon expects these liabilities, which totaled $4.8 million as of March 31, 2011, to be settled in stock rather than cash. The other factor impacting the Company’s working capital relates to the timing of disbursements from the DOE loan.  The Company is only able to draw on this loan once per month, and at any given point in time, its liabilities may include a substantial amount that it will be able to include in future loan draws.

Conference Call Details

The Company will host a conference call today, May 10, 2011, at 11:00 a.m. Eastern Time. During the call, Company management will review the Company’s operations and results, followed by a question and answer session. Beacon Power invites all those interested in hearing management’s discussion to join the call by dialing (708) 290-1368 and entering participant access code 59491858 when prompted. A live webcast of the call will also be available via the Company’s website, at www.beaconpower.com. Please connect at least 15 minutes prior to the webcast to ensure adequate time for any software download that may be needed.

A replay of the event will be available two hours after its completion, and for seven days following the call, by dialing (706) 645-9291 and entering access code 59491858 when prompted. The webcast will also be archived on the Beacon website at www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs, develops and commercializes advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to build merchant plants and sell turnkey regulation facilities to meet both domestic and international grid requirements using its patented flywheel energy storage technology. Beacon’s Smart Energy Matrix, which is now in production, operating and earning revenue, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:  The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the conditions or ongoing covenants of the Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and our other operations in uncertain financial markets; conditions in target markets, such as that some ISOs are taking longer than others to comply with FERC’s requirement to update market rules to include new technology such as ours, and also such as that frequency regulation pricing is lower in the short-term than at many times in the past; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

CONTACT:

Chris Witty

Darrow Associates

646.438.9385

cwitty@darrowir.com

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,445,335	$10,865,760
Accounts receivable, trade	459,816	279,376
Unbilled costs on government contracts	120,074	66,725
Prepaid expenses and other current assets	618,678	725,862
Total current assets	6,643,903	11,937,723

Property and equipment, net	64,989,601	56,192,205
Restricted cash	3,350,575	3,228,933
Deferred financing costs	3,378,881	3,496,120
Advance payments to suppliers	255,366	851,984
Other Assets	243,474	230,270
Total assets	$78,861,800	$75,937,235

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,517,262	$6,172,210
Accrued compensation and benefits	1,562,884	1,205,071
Other accrued expenses	2,906,453	4,260,769
Advance billings on contracts	7,272	26,409
Accrued contract loss	996,326	1,045,545
Deferred rent	170,746	164,308
Current portion of long term debt	674,533	661,215
Mandatorily redeemable convertible preferred stock	283,964	2,900,170
Preferred stock warrant liability - current	710,537	1,009,388
Common stock warrant liability	3,801,115	3,242,600
Total current liabilities	16,631,092	20,687,685
Long term liabilities:
Deferred rent - long term	536,305	582,210
Long term debt, net of discount	31,413,225	25,169,568
Preferred stock warrant liability	—	864,012
Total long term liabilities	31,949,530	26,615,790
Stockholders’ equity:
Common stock	255,453	209,675
Additional paid-in-capital	271,098,261	257,772,383
Deficit accumulated during the development stage	(240,359,697)	(228,635,459)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	30,281,178	28,633,760

Total liabilities and stockholders’ equity	$78,861,800	$75,937,235

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,
	2011	2010

Revenue	$445,552	$235,480
Cost of goods sold	305,796	183,093
Gross profit	139,756	52,387
Operating expenses:
Operations and maintenance	623,691	966,982
Research and development	1,229,931	2,072,437
Selling, general and administrative	2,432,540	1,945,535
Depreciation and amortization	785,971	529,837
Total operating expenses	5,072,133	5,514,791
Loss from operations	(4,932,377)	(5,462,404)
Interest and other income (expense), net	(289,276)	(77,502)
Loss on extinguishment of debt	(6,502,585)	—
Net loss	$(11,724,238)	$(5,539,906)

Loss per share, basic and diluted	$(0.49)	$(0.32)
Weighted-average common shares outstanding	24,064,795	17,552,729